EXHIBIT 99.1
MONARCH COMMUNITY BANCORP, INC.
ANNOUNCES SECOND QUARTER 2009 EARNINGS
COLDWATER, MICHIGAN, July 23, 2009 — Monarch Community Bancorp, Inc. (Nasdaq Capital Market:MCBF), the parent company of Monarch Community Bank, today announced a loss for the quarter ended June 30, 2009 of $1.9 million based on net loss available to common shareholders compared to earnings of $247,000 for the quarter ended June 30, 2008. Basic and diluted losses for the quarter ended June 30, 2009 were $(.97) per share compared to earnings of $0.12 per share for the same period in 2008. The decline in net income and earnings per share was primarily due to the increase in loan loss provision required by the weak Michigan economy. Monarch Community Bancorp also reported a net loss for the first six months of 2009 of $1.8 million compared to earnings of $581,000 for the same period a year ago. Basic and diluted losses per share for the six months ended June 30, 2009 were $(.91) a share compared to earnings of $0.27 a share for the same period in 2008.
Total assets were $301.7 million at June 30, 2009 compared to $291.8 million at December 31, 2008. Total loans decreased $11.4 million or (4.6%), to $236.1 million at June 30, 2009 from $247.5 million at December 31, 2008. Deposits increased $10.2 million, or 5.0%, to $202.4 million during the second quarter from $192.2 million at of the end of 2008. Monarch Community Bank continues to remain well capitalized and maintains strong liquidity ratios.
“We remain committed to increasing our reserves appropriately. We continue to respond aggressively as non-performing loans have increased and credit quality continues to be under pressure due to the decline in real estate values and the weakening economy” said Don Denney, President and CEO of Monarch Community Bancorp and Monarch Community Bank. “While we feel our approach is prudent, our earnings have been impacted by our decision to increase our loan loss reserve.”
The net interest margin decreased 26 basis points to 3.07% in the second quarter of 2009 compared to 3.33% for the same period in 2008. The decline in margin was due to the change in earning assets as the bank has seen runoff in the mortgage portfolio as loan originations have moved into the secondary market, (see further discussion below). The investment portfolio has increased offsetting the decrease in the loan portfolio; however the investments are a lower yielding asset. The decline was also due to the bank’s yield on earning assets decreasing more rapidly than its cost of funds. Management attributes this to the declining interest rate environment consistent throughout 2008 and into 2009.
The provision for loan losses was $3.4 million in the second quarter compared to $448,000 during the second quarter of 2008. The higher provision was necessary due to an increase in net charge off activity and non-performing assets which were specifically impacted by one large loan relationship (see further discussion below).

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Non-interest income increased $528,000 or 56% from $941,000 during the second quarter of 2008 to $1.47 million for the second quarter of 2009. The increase was primarily due to the increase in mortgage banking income, which is attributable to the increase in mortgage refinancing activity. The refinancing activity has been driven by the unprecedented low mortgage rates available over the past six months. Non-interest income for the first six months of 2009 increased $903,000 or 47%, compared to the same period a year ago, for the same reasons mentioned previously.
Non-interest expense increased $254,000 or 11%, from $2.3 million during the second quarter of 2008 to $2.6 million for the second quarter of 2009. Non-interest expense was directly impacted by the increases in FDIC insurance expense and amortization of mortgage servicing rights. The increase of $188,000 in FDIC insurance expense during the second quarter is reflective of the one time special assessment issued on all insured institutions equal to 5 basis points of total assets, less tier one equity. The increase in amortization of mortgage servicing rights has been a byproduct of the previously mentioned mortgage refinancing activity. Increases in costs associated with non-performing assets and foreclosed properties such as professional fees, collection and maintenance costs, and impairment charges related to the disposition of other real estate, also directly impacted non-interest expense. Non-interest expense increased $444,000 or 9.6%, from $4.6 million during the six months ended June 30, 2008 to $5.1 million for the six months ended June 30, 2009.
Non-performing assets totaled $11.3 million at the end of the second quarter of 2009, an increase of $6.7 million from December 31, 2008, and an increase of $8.5 million from June 30, 2008. The increase is primarily due to one large loan relationship. Net charge offs for the quarter ended June 30, 2009 were $1.1 million compared to $228,000 for the same period in 2008. Year to date 2009 net charge offs totaled $1.3 million compared to $575,000 for the same period a year ago. Net charge offs year to date consisted of 56% one to four family residential mortgages, 29% commercial real estate, 10% consumer and the remaining 5% included construction, commercial and industrial and home equity lines of credit.
Monarch Community Bank is headquartered in Coldwater, Michigan and operates six full service retail offices in Branch, Calhoun and Hillsdale counties.
For additional information, visit Monarch Community Bancorp’s website at www.monarchcb.com.

Contacts:
Donald L. Denney, CEO	Rebecca S. Crabill, CFO
(517) 279-3978	(517) 279-3956

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